Exhibit 4.4
AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
     THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of October 21, 2010, by and among (i) NOBAO RENEWABLE ENERGY HOLDINGS LIMITED, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), (ii) SLP NOBLE HOLDINGS LTD., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Silver Lake”), CHINA ENVIRONMENT FUND III, L.P., an exempted limited partnership registered in the Cayman Islands (“CEF” and, together with Silver Lake, the “Investors”), (iii) TAI FENG INVESTMENTS LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun (the “Founder”) and WIDE SAFETY INTERNATIONAL LIMITED, a Hong Kong company (“Wide Safety”), and (iv) EASTERN WELL HOLDINGS LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (“Eastern Well”), NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Shanghai Nuoxin”) and JIANGXI NOBAO ELECTRONICS CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Jiangxi Nobao”).
     Each of the Company, the Investors, the Founder, Wide Safety, Eastern Well, Shanghai Nuoxin and Jiangxi Nobao shall be referred to individually as a “Party” and collectively as the “Parties”. Shanghai Nuoxin and Jiangxi Nobao shall be collectively referred to as the “PRC Companies”.
RECITALS
A.	A Series A-1 Senior Preferred Share Purchase Agreement was entered into on October 16, 2010, 2010 (the “SLP Share Purchase Agreement”) by and among Silver Lake, certain other Parties and the Company.

B.	It is condition precedent of closing under the SLP Share Purchase Agreement that the Parties enter into this Agreement.

C.	As of the date of this Agreement, the Company owns beneficially and legally one hundred percent (100%) of the equity interest of Eastern Well, which owns beneficially and legally one hundred percent (100%) of the equity interest of each PRC Company.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
1.	Interpretation.

1.1	Definitions.

     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Schedule 1 hereunder.
1.2	Interpretation.
For all purposes of this Agreement, except as otherwise expressly provided herein, (i) the terms defined in Schedule 1 shall have the meanings ascribed to them in Schedule 1 hereunder and shall include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under IFRS, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (vii) all references to dollars are to currency of the United States of America, (viii) the term “including” will be deemed to be followed by “, but not limited to,”; (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (x) the term “day” means “calendar day;” and (xi) references to “this Agreement” and words of similar import shall be deemed to refer to this Agreement, including all applicable Exhibits, Schedules and Annexes hereto.
1.3	Jurisdiction.
     The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:
     (a) It is their intention that, whenever this Agreement refers to a law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and
     (b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Ordinary Shares unless arrangements have been made reasonably satisfactory to the Required Interest to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.
2.	Demand Registration.

2.1	Registration Other Than on Form F-3 or Form S-3.
     Subject to the terms of this Agreement, (i) at any time or from time to time, a majority of the holders of the Series A-1 Senior Preferred Shares and (ii) at any time following the Company’s Qualified IPO and from time to time thereafter, a majority of the holders of the Series A Preferred Shares, may request in writing that the Company effect a Registration in any jurisdiction in which the Company has had a registered underwritten public offering and on the same exchange as the Company’s equity securities are then listed (or, if the Company has not yet had a registered underwritten public offering, then such request may be to effect such Registration on the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by the Company) of all or part of the Registrable Securities, including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission on Form F-l or Form S-l (or any comparable form for Registration in a jurisdiction other than the United States, if applicable). Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction. Notwithstanding any other provision hereof to the contrary, the Company (i) shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective and (ii) shall not be obligated to effect a Registration within one year following the effective date of the Company’s IPO.
2.2	Registration on Form F-3 or Form S-3.
     Subject to the terms of this Agreement, at any time after a Qualified IPO, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering and on the same exchange on which the Company’s equity securities are then listed, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable

Securities under this Section 2.2, provided, however, that the Company shall be obligated to effect no more than one (1) Registration in every twelve (12) month period pursuant to this Section 2.2 that have been declared and ordered effective.
2.3	Right of Deferral.
     (a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:
     (i) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided further that the Holders are entitled to join such Registration subject to Section 3;
     (ii) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided that the Holders are entitled to join such Registration subject to Section 3; or
     (iii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;
     (b) If, after receiving a request from any Holder pursuant to Sections 2.1 or 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by any Holder under Section 2.1 or sixty (60) days from the receipt of any request duly submitted by any Holder under Section 2.2 to Register Registrable Securities; provided further, that the Company may not Register any other of its Securities during such sixty (60) or ninety (90) day period (except for Registrations contemplated by Section 3.4); as the case may be, and provided that the Company shall not utilize this right more than once in any twelve (12) month period.
2.4	Underwritten Offerings.
     If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such

Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting with the mutual consent of the Required Interest and the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or 2.2, the underwriters may (i) in the event the offering is the Company’s IPO, exclude from the underwriting all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or (ii) otherwise exclude up to twenty percent (20%) of the Registrable Securities (on a pro rata as converted basis) requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwriting and so long as the number of shares to be included in the Registration on behalf of Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided that if, as a result of such underwriter cutback, the Holders cannot include in the initial public offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one (1) of the two (2) demand Registrations to which the Holders are entitled pursuant to Section 2.1. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.
3.	Piggyback Registrations.

3.1	Registration of the Company’s Securities.
     Subject to the terms of this Agreement, if the Company proposes, in compliance with the Memorandum and Articles to Register, for its own account any of its Equity Securities in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein. No shareholder (other than the Holder) of the Company shall be granted piggyback registration rights superior to those of the Holders without the consent of the Required Interest.
3.2	Right to Terminate Registration.
     The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.
3.3	Underwriting Requirements.
     (a) In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Required Interest and the Company, and setting forth such terms for the underwriting as have been agreed upon between the Company, the Investor and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to thirty percent (30%) of the Registrable Securities (on a pro rata as converted basis) requested to be Registered but only after first excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.
     (b) If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.
3.4	Exempt Transactions.
     The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable).
4.	Procedures.

4.1	Registration Procedures and Obligations.
     Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

     (a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration.
     (b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;
     (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
     (d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;
     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;
     (f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law of (i) the issuance of any stop order by the commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
     (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;
     (h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the closing date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; (ii) (A) a comfort letter dated the signing date of the underwriting agreement; and (B) a bring down comfort letter dated the closing of the sale, each from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and
     (i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.
4.2	Information from Holder.
     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.
4.3	Expenses of Registration.
     All expenses, other than the Selling Expenses (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company.
4.4	Delay of Registration.
     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of Sections 2, 3, 4, 5 or 6 of this Agreement.
5.	Indemnification.
5.1	Company Indemnity.
     (a) To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a

“Violation”), in each case to the extent that such Violation occurs in reliance upon information furnished by the Company for use in connection with such Registration: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
     (b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person.
5.2	Holder Indemnity.
     (a) To the maximum extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person who brings a successful indemnification claim pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.
     (b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).
5.3	Notice of Indemnification Claim.
     Promptly after receipt by an indemnified Party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified Party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified Party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified Party and any other Party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified Party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 5.
5.4	Contribution.
     If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified Party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
5.5	Underwriting Agreement.
     To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6	Survival.
     The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.
6.	Additional Undertakings.

6.1	Reports under the Exchange Act.
     With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;
     (b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws;
     (c) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed); and
     (d) in the event the Company fails to comply with the conditions of this Section 6.1, the Investors’ registration rights hereunder shall be equitably adjusted.
6.2	Limitations on Subsequent Registration Rights.
     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Required Interest, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereto, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2.2 or Section 3 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.
6.3	“Market Stand-Off” Agreement.
     Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus, or such other period, not to exceed twenty (20) additional days, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of share capital of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
6.4	Directed Shares.
     The Company agrees that, in the event of a filing for an IPO, the Company shall require that the managing underwriter or underwriters of such IPO offer, on a pro rata basis, to the Investors the right to purchase, or to direct to the Persons affiliated with any such Investor, up to five percent (5%) of the total number of Ordinary Shares to be sold by the Company in the IPO (the “Directed Shares”). The Directed Shares shall be offered pursuant to the immediately preceding sentence, to the fullest extent practicable, on the same terms and at the same price at which they are being offered to the public, pursuant to the Company’s IPO registration statement, subject (i) to the other provisions of this Agreement and (ii) in all cases to the requirements of applicable federal, state or other securities laws (including but not limited to the Securities Act or the rules and regulations of any securities exchange (including but not limited to the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by the Company) on which the Company has listed or desires to list shares of Ordinary Shares in connection with the IPO.
6.5	Assignment of Registration Rights.
     The rights to cause the Company to register Registrable Securities pursuant to Section 2 and Section 3 may be assigned (but only with all related obligations) by a Holder to (i) a transferee or assignee of Registrable Securities, or (ii) an Affiliate or partner of the Holder or shareholders who agree to act through a single representative; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action hereunder.
6.6	Exercise of Series A-1 Senior Preferred Shares and Series A Preferred Shares.
     Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.
6.7	Termination of Registration Rights.
     Notwithstanding anything to the contrary provided in this Agreement, the registration rights in Section 2 and Section 3 shall terminate three (3) years after consummation of a Qualified IPO or earlier as to a particular Holder if such Holder can sell all of its Registrable Securities in a ninety (90) day period pursuant to Rule 144 of the Securities Act.
7.	Preemptive Right.
7.1	General.
     The Company hereby grants to the holders of then-outstanding Series A-1 Senior Preferred Shares (each, a “Series A-1 Holder”) and the holders of then-outstanding Series A Preferred Shares (each a “Series A Holder” and together with the Series A-1 Holders, the

“Preferred Holders”) a right to purchase up to its pro rata shares of any New Securities that the Company may, from time to time, propose to sell or issue to any person or entity. A Preferred Holder’s “pro rata share” for purposes of this purchase right shall be determined according to the number of Ordinary Shares owned by such Preferred Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents) in relation to the total number of Ordinary Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents).
7.2	Issuance Notice.
     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Holder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Holder shall have fifteen (15) days after the receipt of such notice to agree to purchase such New Securities (as determined in Section 7.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Failure by any Preferred Holder to give notice within such fifteen-day period shall be deemed to constitute a decision by such Preferred Holder not to exercise its purchase rights with respect to such issuance of New Securities.
7.3	Over Allotment.
     If any Preferred Holder fails to exercise its right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the fifteen (15) day period described in Section 7.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Holders (the “Remaining Securities”) to each Preferred Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within fifteen (15) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 7.3; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.
7.4	Sales by the Company.
     For a period of one hundred twenty (120) days following the expiration of the fifteen (15) day period as described in Section 7.2 above (or the fifteen (15) day period as described in Section 7.3 above, if applicable), the Company may sell any New Securities with respect to which a Preferred Holder’s preemptive rights under this Section 7 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to each of the Preferred Holders in the manner provided in Section 7.1 above.
7.5	Termination of Preemptive Rights.
     This Section 7 shall terminate on the earlier of (i) the closing of the Qualified IPO or (ii) a Liquidation Event.
8.	Information and Inspection Rights.
8.1	Delivery of Financial Statements.
     The Company shall deliver to each Investor (so long as such Investor or its Affiliates is a Holder) the following documents and/or reports:
     (a) within ninety (90) days after the end of each fiscal year of the Company Group, consolidated, audited annual financial statements for the Company Group for such fiscal year and a consolidated balance sheet for the Company Group as of the end of the fiscal year, audited and certified by an accounting firm selected by the Company and approved by each Investor, a copy of the Company Group’s annual operating plan and budget, and a management report including a comparison of the financial results of such fiscal year with the corresponding business plan, all prepared in accordance with IFRS;
     (b) within thirty (30) days of the end of each quarter, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Company Group as of the end of such quarter, and a management report which will disclose all material activities (financial or otherwise) of the Company Group including a comparison of the financial results against the Company’s business plan, all prepared in accordance with IFRS (except for year-end adjustments and except for the absence of notes);
     (c) within twenty (20) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company Group as of the end of such month, and a management report which will disclose all material activities (financial or otherwise) of the Company including a comparison of the financial results against the Company’s business plan, all prepared in accordance with IFRS (except for year-end adjustments and except for the absence of notes);
     (d) no later than thirty (30) days prior to the beginning of each fiscal year, an annual budget and operating plan for the succeeding fiscal year; and
     (e) no later than ten (10) days after the Company’s monthly, quarterly and annual operation analysis meetings, notes from the Company’s monthly, quarterly and annual operation analysis meetings and a written update on monthly operations and material events; and
     (f) copies of all documents or other information sent to any shareholder and any reports publicly filed by the Company Group with any relevant securities exchange, regulatory authority or governmental agency.

     The Company shall also promptly notify the Preferred Holders of the following events in writing:
     (a) the occurrence of any event of default under any of the bank loans borrowed by any member of the Company Group;
     (b) the Company’s net assets become negative, on a consolidated basis;
     (c) any of the Company Group’s material licenses or permits are revoked or not renewed and such revocation is not cured within a reasonable period of time;
     (d) any material amendment or termination of any contract with a nominal value in excess of US$1,000,000, to which any member of the Company Group is a party or by which any of them or any of their respective properties are bound; and
     (e) any other event, in the reasonable opinion of the Company, has or is likely to have a material adverse effect on the business of the Company or its affiliates.
8.2	Inspection.
     Each of the Company, the Founder and the PRC Company shall procure each member of the Company Group to permit each Investor, at its respective expense, to visit and inspect, during normal business hours following reasonable notice by such Investor to such member of the Company Group and only in a manner so as not to interfere with the normal business operations of the Company Group, any of the properties of the Company Group, and examine the books of account and records of the Company Group, and discuss the affairs, finances and accounts of the Company Group with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by such Investor; provided, that each Investor agrees to keep confidential any information so obtained (subject to such Investor’s agreements with any of its related investment advisors, affiliates and their respective limited and general partners).
8.3	Termination of Information and Inspection Rights.
     The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO, (ii) the date that the Company becomes subject to the reporting requirements of Section 13 and Section 15 of the Exchange Act; or (iii) a Liquidation Event.
8.4	Governmental/Securities Filings.
     For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act and/or any organized securities exchange, the Company shall deliver to each Investor (so long as such Investor or its Affiliates is a Holder) copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports publicly filed by the Company with the Commission or with any relevant securities exchange, regulatory authority or government agency, and any annual reports and other materials to the members.

8.5	United States Tax Matters.
     (a) The Company shall use its best efforts to (and shall cause each of its Subsidiaries to) provide the Investors with such information and records and make such of its officers, directors, employees and agents available during usual business hours as may reasonably be requested by the Investors at any time or from time to time relating to:
     (i) the income Tax classification of any distributions (whether cash, stock, in kind, or otherwise) made by the Company to the U.S. Investor, including the U.S. federal income Tax classification;
     (ii) the extent to which a distribution made by the Company to the U.S. Investor is entitled to the benefits of any applicable income Tax treaty; and
     (iii) all such other information that is reasonably necessary for the U.S. Investor, or any direct or indirect owner of the Investor, to duly complete and file its Tax Returns, or may be reasonably necessary in connection with any Tax audit or controversy.
     (b) The Company agrees that it will not take any action that would cause it to cease to be classified as a corporation for US federal income tax purposes (including, without limitation, filing any US Internal Revenue Service Form 8832 that would cause the Company to be taxed other than as a corporation for US federal income tax purposes).
     (c) At any U.S. Investor’s request, the Company shall determine whether it constituted a PFIC not later than 75 days after the end of any fiscal year. The Company shall use its reasonable best efforts, in the event it is determined that it is a PFIC, and at the request of the U.S. Investor, to furnish to the U.S. Investor: (i) all information necessary to permit the U.S. Investor (or any direct or indirect owner of the U.S. Investor) to complete US Internal Revenue Service Form 8621 with respect to its interest in the Company or any of its Subsidiaries that are or may be PFICs and (ii) a PFIC Annual Information Statement described in US Treasury Regulation Section 1.1295-1(g)(1) with respect to the Company and such of its Subsidiaries that are or may be PFICs, and shall attempt to provide such information within 90 days of the end of the Company’s fiscal year.
     (d) The Company shall provide written notice to each U.S. Investor at least forty-five days prior to (i) any initial public offering of the Company or any of its Subsidiaries or (ii) any distribution of cash by the Company to any U.S. Investor (including in connection with any liquidity event). During the 45 day period after such notice has been provided, the Company agrees to cooperate in good faith with the U.S. Investors, and to take such actions as may be reasonably requested by the U.S. Investor, to minimize any material adverse U.S. federal income tax consequences that may arise to the U.S. Investors, or any direct or indirect owner of the U.S. Investor, with respect to such transaction, provided that such action is not reasonably expected to have a material adverse effect on the Company or the other Investors.
     (e) The Company shall use its reasonable efforts to conduct its business activities and operations in a manner that avoids the Company or any of its Subsidiaries being considered a PFIC.

     (f) The Company shall, if requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.
     (g) For purposes of this Section 8.5: (i) “U.S. Investor” means (A) any investor that is a United States person and (B) any investor that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are, or controlled by, United States persons; and (ii) “United States person” means any person described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
9.	Election of Directors.
9.1	Board of Directors.
     (a) Number of Directors. The Company shall have a Board consisting of five (5) directors, of which (i) one (1) Director shall be appointed by Silver Lake (the “Series A-1 Director”); (ii) one (1) Director shall be appointed by CEF (the “Series A Director”); and (iii) three (3) Directors shall be appointed by the holders of Ordinary Shares (collectively, the “Management Directors”, and each a “Management Director”).
     (b) Designation and Election of the Series A-1 Directors. At each election of the directors of the Board, each holder of Series A-1 Senior Preferred Shares, each holder of Series A Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Series A-1 Director one (1) individual designated by Silver Lake and remove any Series A-1 Director determined by Silver Lake, and (ii) against any other Series A-1 Director nominees not so designated by Silver Lake.
     (c) Designation and Election of the Series A Directors. At each election of the directors of the Board, each holder of Series A-1 Senior Preferred Shares, each holder of Series A Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Series A Director one (1) individual designated by CEF and remove any Series A Director determined by CEF, and (ii) against any other Series A Director nominees not so designated by CEF.
     (d) Designation and Election of the Management Directors. At each election of the directors of the Board, each holder of Series A-1 Senior Preferred

Shares, Series A Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Management Directors three (3) individuals designated by the holders of Ordinary Shares, and (ii) against any other Management Director nominees not so designated.
     (e) Committees; Subsidiary Boards. Each committee of the Board of Directors shall contain at least one Series A-1 Director and one Series A Director. The Company shall cause each of its Subsidiaries’ boards of directors (or comparable governing bodies) (if applicable), to have the same composition as the Board of Directors of the Company (except as otherwise agreed to by Silver Lake and/or CEF with respect to the Series A-1 Director or Series A Director, respectively).
     (f) Board Observers. CEF and Silver Lake shall each have the right to appoint one (1) non-voting observer (the “Observers”) to the Board and to any committee thereof, to remove any such Observer appointed by such Person occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Observer occupying such position. The Observers shall have the right to attend all meetings of the Board and receive all materials and other information prepared by or for the members of the Board.
9.2	Alternate.
     Subject to applicable law, the Series A-1 Director, the Series A Director and the Management Directors, in the case of his or her absence, shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative.
9.3	Meetings and Expenses.
     The Board shall meet in person or by teleconference no less than one time per quarter. The Company shall reimburse all reasonable, documented expenses of all the Directors and the Observers related to all Board activities, including but not limited to attending the Board meetings.
9.4	Assignment.
     Regardless of anything else contained herein, the rights of Silver Lake and CEF under this Section 9 are non-transferable and non-assignable (including without limitation by operation of law).
9.5	Amendment.
     So long as Silver Lake (or its Affiliates) holds any Series A-1 Senior Preferred Share or CEF (or its Affiliates) holds any Series A Preferred Share, no rights of either Silver Lake or CEF under this Section 9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively).
9.6	Directors’ Insurance and Indemnification.
     After the execution of this Agreement, the Company shall, and shall cause its Subsidiaries to, provide customary insurance coverage for members of its Board and its Subsidiaries’ boards of on commercially reasonable terms as approved by the Required Interest. The Memorandum and Articles of the Company and comparable governing documents of each of its Subsidiaries shall at all times provide that the Company and its Subsidiaries shall indemnify the members of the Company’s Board of Directors and its Subsidiaries’ boards to the maximum extent permitted by the law of the jurisdiction in which the Company and its Subsidiaries are organized.
9.7	Board Meetings.
     The Company shall use its reasonable best efforts to hold no less than one (1) Board meeting during each quarter, and each of the Series A-1 Director and Series A Director shall have two (2) additional opportunities to request to have a Board meeting during every quarter. Such request shall not be deemed exercised if the quorum for the meeting is not obtained, unless due to either of the Series A-1 Director’s or Series A Director’s, respective failure to attend the meeting. A quorum for a Board meeting shall consist of three (3) directors, including each of a Series A-1 Director and Series A Director; provided, however, if such quorum cannot be obtained per two (2) consecutive meetings of directors due to the failure of either of a Series A-1 Director or Series A Director to attend such meetings of directors after the notice of the meeting has been sent by the Company in accordance with the Memorandum and Articles (such non-attending director, the “Non-Attending Director”), then the attendance of any three (3) directors (which shall include the Series A Director or Series A-1 Director that is not the Non-Attending Director) at the next duly called meeting of directors shall constitute a quorum. In the case of an equality of votes in a Board meeting, no director shall have a second or casting vote and a second Board meeting shall be convened within thirty (30) days in which the unresolved matter shall be put to the vote again. In the event the matter cannot be resolved in the second Board meeting, such matter shall be put to the vote in the general meeting of the shareholders of the Company in accordance with this Agreement and Memorandum and Articles.
     9.8     Termination. Notwithstanding any other provision herein to the contrary, this Section 9 shall terminate on the closing of the Qualified IPO.
10.	Additional Agreement; Covenants.

10.1	Qualified IPO.
     Subject to applicable laws, the Company and the Founder shall use commercially reasonable best efforts to effectuate the closing of a Qualified IPO within thirty-six (36) months of the date of this Agreement. In the event of the closing of a Qualified IPO, each of the Company and the Founder agree to use commercially reasonable best efforts, subject to applicable laws, to minimize restrictions on the transfer of any Series A-1 Senior Preferred

Shares and Series A Preferred Shares (or Ordinary Shares that have been converted from such Series A-1 Senior Preferred Shares or Series A Preferred Shares).
10.2	Approval of Business Plan.
     The Company, the Founder, and the Investors shall use their reasonable best efforts to cause each quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget and financing plan) to be approved before the beginning of each quarter or year, as the case may be.
10.3	Related-Party Transactions.
     Until the closing of the Qualified IPO, except for the transactions contemplated under this Agreement and the Transaction Documents (as defined in the SLP Share Purchase Agreement), all related party transactions between any of the Company, the members of the Company Group, the Founder, the Senior Managers, and directors of the Company Group, a “related party” (as referred to in IFRS) of any of such Persons and the Founder, shall be negotiated and entered into on an arms-length basis and shall be subject to the approval of the Board, including the approval of each of the Series A-1 Director and the Series A Director. In addition, any related party transactions concerning consideration in excess of US$10,000 shall be subject to the approval of the Board, including the approval of each of the Series A-1 Director and Series A Director, except for the transactions solely among the PRC Companies during the normal course of business.
10.4	Restriction on Transfer.
     Unless with the prior written approval of the Board, which shall include the approval of each of the Series A-1 Director and Series A Director, the Founder shall not, directly or indirectly, transfer, sell, pledge, mortgage, encumber or otherwise dispose of any of his shares in the Company. The Founder hereby agrees that he will not effect any transfer in violation of this Section 10.4 nor will it treat any alleged transferee as the holder of such shares or equity interest.
10.5	Non-Competition by the Founder.
     Unless otherwise agreed and acknowledged in writing by each Investor, the Founder undertakes to the Company and the Investors that commencing from the date of this Agreement for the later of a period of twenty-four (24) months after he ceases to be (x) employed by the Company Group or (y) a shareholder in any member of the Company Group, he will not, without the prior written consent of the Board (including the consent of each of the Series A-1 Director and Series A Director), either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other person: (i) invest or be engaged or interested directly or indirectly in any other corporate business or entity which carries out any business that is in competition with the businesses of the Company Group, or otherwise carry out any such business; (ii) act as the shareholder, director, employee, partner, agent or representative of any entity described in subsection (i) above; (iii) solicit or entice away or attempt to solicit or entice away from any member of the Company Group, any person, firm, company or organization who is a customer, employees, client, representative, agent or correspondent of such member of the Company Group or in the habit of dealing with such member of the Company Group.

10.6	Assignments and Transfers; No Third Party Beneficiaries.
     Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder are assignable in connection with the transfer (subject to applicable securities and other laws) of Equity Securities held by such Holder; provided, however, that (1) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, (2) the transferor shall cause such transferee to, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. Subject to Section 6.5, this Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.
10.7	Protective Provisions.
     (i) In addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company, Eastern Well and the PRC Companies shall not, and the Company and the Founder shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval of the holder(s) of at least a majority of the outstanding Series A-1 Senior Preferred Shares (for the purpose of this Section, the term Company below shall also include the members of the Company Group):
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on a parity with the Series A-1 Senior Preferred Shares or any other securities of the Company (other than with respect to the Series A-1 Option (as defined in the Memorandum and Articles));
     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A-1 Senior Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale of the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Memorandum and Articles;
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Senior Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;

     (g) Approving the Company’s initial public offering, including selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) Approving or any form of merger or consolidation;
     (i) The liquidation or dissolution of the Company;
     (j) Any Liquidation Event; and
     (k) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     (ii) In addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company, Eastern Well and the PRC Companies shall not, and the Company and the Founder shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval of the holder(s) of at least sixty-seven percent (67%) of the outstanding Series A Preferred Shares (for the purpose of this Section, the term Company below shall also include the members of the Company Group):
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on a parity with the Series A Preferred Shares or any other securities of the Company (other than with respect to the Series A-1 Option);
     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale of the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Memorandum and Articles of Association of the Company (other than amendments necessary to undergo the Company’s initial public offering approved under 10.7(i)(g) above);
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;
     (g) Approving the Company’s initial public offering, including selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) The liquidation or dissolution of the Company;

     (i) Any Liquidation Event; and
     (j) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     (iii) In addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company shall not, and the Company and the Founder shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval by all Directors of the Board of the Company, which shall include the affirmative vote of each a Series A Director and Series A-1 Director (for the purpose of this Section 10.7(iii), the term Company below shall also include the members of the Company Group):
     (a) Making any loans by the Company to any Director, officer or employee outside the ordinary course of business consistent with past practices;
     (b) Declaration of dividends or other distributions and any changes in the dividend policy of the Company;
     (c) Adoption and implementation of the annual operating budget or strategic plans, which, once approved, shall not deviate from such operating budget or strategic plans;
     (d) Approval, adoption, amendment or administration of the ESOP;
     (e) Initiation and settlement of any material litigation where the amount claimed or in dispute exceeds US$500,000;
     (f) Any issuance of equity or debt securities of the Company (in a single transaction or a series of related transactions) (other than with respect to the Series A-1 Option);
     (g) Sale, mortgage, pledge, lease, transfer or otherwise disposition of any of the assets of the Company which are (i) outside the ordinary course of business, or (ii) in excess of US$500,000 in the aggregate over any twelve (12) months;
     (h) Approval or amendment of any quarterly and annual budget, business plan and operating plan (including any capital expenditure budget, operating budget and financing plan) of the Company;
     (i) Engaging in any business materially different from that described in the then current business plan, change of the name of the Company or ceasing any business undertaking of the Company;
     (j) Incurrence of any indebtedness or assumption of any financial obligation, or assumption, guarantee or creation of any liability for borrowed money in excess of US$500,000 in the aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;

     (k) Any expenditure or other purchase of tangible or intangible assets in excess of US$1,000,000 in the aggregate over any twelve (12) months unless such expenditure or purchase is made pursuant to the then current business plan;
     (l) Entering into any material agreement or contract with any party or group of related parties under which the Company’s aggregate commitments, pledge or obligations to such party or group of related parties;
     (m) Any material change in the accounting methods or policies or appointment or change of the auditors of the Company;
     (n) Disposition of or dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries;
     (o) Appointment, removal, and determination of the remuneration of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President or General Manager of the Company and any material subsidiaries of the Company; and
     (p) All accounts holding cash of the Company shall be established such that any expenditure exceeding RMB2,000,000, not relating to the core business or not included in the annual business plan of the Company, shall require the signature of each of the Series A-1 Director and the Series A Director. Such threshold may be adjusted with the consent of each of Series A-1 Director and each Series A Director, with written notice to the Company and such other documents as may be required by the applicable financial institutions.
     (iv) The Company is excluded from any obligation contained in this Agreement to the extent that such obligation would contain an unlawful fetter on the Company’s statutory powers, provided that the Investors, the Founder and Wide Safety shall procure that the Company will perform all such obligations.
10.8	Assignment.
     The information and inspection rights under Section 8 may be assigned to any holder of either Series A-1 Senior Preferred Shares or Series A Preferred Shares; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 10.8.
11.	Miscellaneous.

11.1	Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong as to matters within the scope thereof and without regard to its principles of conflicts of laws.

11.2	Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent involved in such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the Hong Kong and fluent in English and Mandarin. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.2 shall prevail.
     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the Hong Kong and shall not apply any other substantive law.
     (e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request; all such requested information and documents can be provided in English or Chinese with equal legal validity.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
11.3	Counterparts.

     This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
11.4	Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 11.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
11.5	Headings and Titles.
     Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
11.6	Expenses.
     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
11.7	Entire Agreement; Amendments and Waivers.
     Notwithstanding the SLP Share Purchase Agreement and that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated October 21, 2010 by and among the Company and the other parties thereto, this Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof. Any term of this Agreement may be amended by each of the Parties hereto and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the applicable Parties to which such terms relate. Subject to Section 11.11, any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.
11.8	Severability.

     If a provision of this Agreement is held to be unenforceable under applicable laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
11.9	Further Assurances.
     The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.
11.10	Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
11.11	No Waiver.
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
11.12	Conflict with Articles of Association.
     The Parties hereto (other than the Company) agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Memorandum and Articles or other constitutional documents, the terms of this Agreement shall prevail as between the shareholders of the Company only. The Parties (other than the Company) shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.
11.13	No Presumption.
     The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
11.14	Information Waiver.

     The Company acknowledges that each Investor, its Affiliates and their respective members, equity holders, limited partners, director representatives, partners, employees, agents and other related persons (such persons, “Covered Persons”) are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and each Investor acknowledge and agree that each Covered Person shall:
     (a) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company; and
     (b) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject. Notwithstanding anything in this Section 11.14 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.
[The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
By:
		Name:	Kwok Ping Sun
		Title:	Director
		Address:	Building No. 4, 150 Yong He Road, Shanghai, China, 200072
		Fax:	86-21-6631-2459

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	TAI FENG INVESTMENTS LIMITED
By:
		Name:	Kwok Ping Sun
		Address:	P.O. Box 957, Offshore Incorporation, Road Town, Tortola, British Virgin Islands
		Fax:	[ ]

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CEF:	CHINA ENVIRONMENT FUND III, L.P.
By:
		Name:	Shelby Chen
		Title:	Authorized Signatory
		Address:	A2302, SP Tower, Tsinghua Science Park, Beijing 100084 China
		Fax:	86-10-8215-1150

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WIDE SAFETY:	WIDE SAFETY INTERNATIONAL LIMITED
By:
Name:
Title:
Address:
Fax:

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:	SLP NOBLE HOLDINGS LTD.
By:
	Name:	Kenneth Y. Hao
	Title:	Director
	Address:	2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025
	Fax:	+1 408 454 4734

[Signature Page to Amended and Restated Shareholders Agreement]

SCHEDULE 1
     “Affiliates” means, with respect to a Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.
     “Agreement” has the meaning ascribed to it in the Preamble hereof.
     “Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities laws of that jurisdiction.
     “Board” or “Board of Directors” means the board of directors of the Company.
     “CEF” has the meaning as ascribed to it in the Preamble hereof.
     “Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.
     “Company” has the meaning ascribed to it in the Preamble hereof.
     “Company Group” means the Company, Eastern Well, the PRC Companies, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, controlled by the Founder and/or the PRC Companies.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Eastern Well” has the meaning ascribed to it in the Preamble hereof.
     “Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

     “ESOP” means the Company’s performance incentive plan, pursuant to which the Company may grant Equity Securities to the employees, officers, directors, advisors or consultants of the Company Group to subscribe for up to 5,000,000 Ordinary Shares, to be approved and adopted by the Board after the date hereof and in form acceptable to the Investors.
     “Exercising Holder” has the meaning ascribed to it in Section 7.3 hereof.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Founder” has the meaning ascribed to it in the Preamble hereof.
     “Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong or the Cayman Islands or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
     “HKIAC” has the meaning ascribed to it in Section 11.2 hereof.
     “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
     “Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
     “IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
     “Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.
     “Investors” has the meaning ascribed to it in the Preamble hereof.
     “Jiangxi Nobao” has the meaning ascribed to it in the Preamble hereof.
     “IPO” means the first firmly underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective

2

by either the Commission under the Securities Act or another Governmental Authority for a Registration in a jurisdiction other than the United States.
     “Issuance Notice” has the meaning ascribed to it in Section 7.2.
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
     “Liquidation Event” means (i) any liquidation, winding-up, or dissolution of the Company, whether voluntary or involuntary; (ii) any consolidation, amalgamation or merger of the Company and/or its subsidiaries or shareholders of the subsidiaries with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the Members of the Company or the shareholders of the subsidiaries immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); (iii) a sale of all or substantially all of the assets of the Company and/or its subsidiaries to a third party or license of all or substantially all intellectual property of the Company and/or its subsidiaries to a third party; (iv) the consummation of any Trade Sale; or (v) the exclusive licensing of all or substantially all of the Company and/or its subsidiaries’ intellectual property to a third party (excluding any transaction effected solely for the Company’s internal restructuring).
     “Management Director” has the meaning ascribed to it in Section 9.1(a).
     “Memorandum and Articles” means the Company’s Memorandum and Articles of Association, as amended or amended and restated from time to time.
     “New Securities” means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) up to 500,000 Ordinary Shares issued pursuant to the employee stock option plan or any Ordinary Shares Equivalent issued to the employees, consultants, officers or directors of the Company Group pursuant to other share option, share purchase or share bonus plan, agreement or arrangement to be approved by the Compensation Committee from time to time (including any Ordinary Shares issued prior to the date hereof); (ii) securities issued upon conversion of any Preferred Shares (including any Series A-1 Option Shares) or exercise of any outstanding warrants or options, (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) Ordinary Shares issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the Series A Director and the Series A-1 Director); (vii) any Series A-1 Option Shares issued in connection with the Series A-1 Option (and any Ordinary Shares into which such Series A-1 Options shares may be converted); or (viii) any other issuance of Equity Securities whereby each Investor gives a written waiver of its rights under Section 7 hereof at each Investor’s sole discretion.
     “Non-Exercising Holder” has the meaning ascribed to it in Section 7.3 hereof.

3

     “Observer” has the meaning ascribed to it in Section 9.1(f) hereof.
     “Ordinary Shares” means the Ordinary Shares, par value US$0.0001, of the Company.
     “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.
     “Party” has the meaning ascribed to it in the Preamble hereof.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PFIC” has the meaning ascribed to it in Section 8.3 hereof.
     “PRC” means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
     “PRC Companies” means Shanghai Nuoxin and Jiangxi Nobao.
     “QEF Election” has the meaning ascribed to it in Section 8.3 hereof.
     “Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares in accordance with the terms of the Shareholders Agreement in which (1) the lead underwriter is an internationally recognized investment banking firm, (2) the securities are listed on an internationally recognized stock exchange, (3) the offering results in net proceeds to the Company of at least US$140,000,000 and (4) which represents an implied value of at least U.S.$9.00 per American Depository Share (i.e., U.S.$3.0 per Ordinary Share) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions).
     “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A-1 Senior Preferred Shares, (ii) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares, (iii) any Ordinary Shares owned or hereafter acquired by any Investor and (iv) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) through (iii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 10. For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time (but only during such time) when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

4

     “Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.
     “Registration Statement” means a registration statement prepared on Form F-l, F-3, S-l or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.
     “Remaining Securities” has the meaning ascribed to it in Section 7.3 hereof.
     “Required Interest” means Holders holding 50% or more of the outstanding Registrable Securities; provided that any action that requires the consent of the Required Interest herein must also be approved by Silver Lake.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.
     “Senior Managers” means, with respect to the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the chief technology officer, the president, the general manager or any other manager with the title of “vice-president” or higher, or any other employee with responsibilities similar to any of the foregoing, of such entity.
     “Series A Conversion Shares” means any Ordinary Shares of the Company issuable upon conversion of the Series A Preferred Shares.
     “Series A-1 Conversion Shares” means any Ordinary Shares of the Company issuable upon conversion of the Series A-1 Senior Preferred Shares.
     “Series A Director” has the meaning ascribed to it in Section 9.1(a) hereof.
     “Series A-1 Director” has the meaning ascribed to it in Section 9.1(a) hereof.
     “Series A Holder” has the meaning ascribed to it in Section 7.1 hereof.
     “Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Series A-1 Senior Preferred Shares” means any and all of the Company’s Series A-1 Senior Preferred Shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Shanghai Nuoxin” has the meaning ascribed to it in the Preamble hereof.

5

     “Silver Lake” has the meaning ascribed to it in the Preamble hereof.
     “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Company Group (excluding the Company).
     “Violation” has the meaning ascribed to it in Section 5.1 hereof.
     “Wide Safety” has the meaning ascribed to it in the Preamble hereof.
     Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

6

EXHIBIT A
PFIC ANNUAL INFORMATION STATEMENT
PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-l(g).
                                          (the “Company”) hereby represents that:
1. This PFIC Annual Information Statement applies to the Company’s taxable year beginning on                      and ending on                     .
2. The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings:	$
Net Capital Gain:	$
3. The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash:	$

Fair Market Value of Property:	$
4. The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable laws, regulations or policies of the PRC.

By:
Title:
Date: